Azure Midstream Partners, LP Declares Second Quarter 2015 Distribution

Dallas, Texas, July 27, 2015 – Azure Midstream Partners, LP (NYSE: AZUR) announced that the board of directors of its general partner declared a quarterly cash distribution to its partners for the second quarter of 2015 of $0.37 per unit, or $1.48 on an annualized basis. The quarterly distribution will be paid on August 14, 2015 to unitholders of record on August 7, 2015.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of Azure Midstream Partners, LP's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Azure Midstream Partners, LP's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Azure Midstream Partners, LP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

About Azure Midstream Partners, LP

Azure Midstream Partners, LP, headquartered in Dallas, Texas, is a fee-based, growth oriented limited partnership formed to develop, operate, and acquire midstream energy assets. The Partnership provides natural gas gathering, transportation, and processing services; as well as NGL transportation and crude oil logistics services. The Partnership's assets include 723 miles of gathering lines in the horizontal Cotton Valley plays located in east Texas and north Louisiana and are capable of gathering 700 MMcf/d. The Partnership also has two natural gas processing facilities located in Panola County, Texas, and a natural gas processing facility located in Tyler County, Texas with 300 MMcf/d of cumulative processing capacity, two NGL transportation pipelines that connect its Panola County and Tyler County processing facilities to third party NGL pipelines capable of transporting 21,000 barrels per day, and three crude oil transloading facilities containing six crude oil transloaders with capacity to load 22,528 barrels per day.

www.azuremidstreampartners.com

Institutional Investor Contact
Azure Midstream Partners, LP
Eric T. Kalamaras – Chief Financial Officer
(214) 206-9499
Retail Investor Contact
Azure Midstream Partners, LP
Stephen D. Ciupak – Director of Financial Strategy
(214) 646-1583

Media Relations Contact:
Steven C. Sullivan
(518) 587-5995